Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is dated as of April 2, 2014 (the “Execution Date”), by and between Equity One, Inc. (the “Company”), a Maryland corporation, and David Lukes (“Executive”). This Agreement shall be effective as of May 30, 2014 or such earlier date as may be mutually agreed upon by the Company and Executive for the commencement of Executive’s employment hereunder (the “Effective Date”).

RECITALS

The Company believes that Executive’s services will be integral to the success of the Company. The Company wishes to retain the services of Executive and expects that Executive’s contribution to the growth of the Company will be substantial. The Company desires to provide for the employment of Executive on terms that will reinforce and encourage Executive’s attention and dedication to the Company. Executive is willing to commit himself to serve the Company, on the terms and conditions provided below.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

AGREEMENT

1. Employment. The Company hereby agrees to employ Executive from and after the Effective Date, and Executive hereby agrees to such employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue for four (4) years thereafter (such four-year period, the “Initial Employment Period”) (or, in the event of any renewal and extension as contemplated hereby, the last day of the relevant successive one-year renewal and extension period) or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof prior to the end of the Employment Period (or, in the event of any renewal and extension as contemplated hereby, the last day of the current successive one-year renewal and extension period), this Agreement and the Employment Period automatically shall be renewed for successive one-year periods thereafter, unless either party gives the other party prior written notice at least four months before the expiration of the Employment Period (the “Notice Date”) of that party’s intent to allow the Employment Period and this Agreement to expire (a “Non-Renewal Notice”), provided that, in the event neither party has provided a Non-Renewal Notice at least six months prior to the expiration of the Employment Period, the Company shall give Executive written notice, at least 30 days prior to the Notice Date, informing Executive of Executive’s right to provide a Non-Renewal Notice. As used herein, “End of Term Date” means the last day of the Initial Employment Period; provided, however, that, if this Agreement and the Employment Period shall (as provided above) have been automatically renewed and extended for any successive one-year period, “End of Term Date” means the last day of such one-year period.

3. Position and Duties.

(a) Executive Position. Executive shall serve as an Executive Vice President of the Company until the earlier of (i) the effective date of the resignation or termination of Jeffrey Olson, the Company’s current Chief Executive Officer, or (ii) January 1, 2015 (the earlier of (i) or (ii), the “CEO Start Date”). As an Executive Vice President, Executive shall have such duties and responsibilities as may be prescribed by the Chairman of the Board and/or the Board of Directors (the “Board”). On the CEO Start Date, Executive will become the Chief Executive Officer of the Company and shall report solely and directly to the Chairman of the Board and to the Board of Directors of the Company. From and after the CEO Start Date, Executive shall have those powers and duties normally associated with the position of a Chief Executive Officer and such other powers and duties as the Chairman of the Board or the Board properly may prescribe, provided that such other powers and duties are consistent with Executive’s position as Chief Executive Officer. Executive shall devote his full business time, attention and energies to the Company’s affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation).

(b) Director. The Company agrees to appoint Executive as a member of the Board within 15 days following the CEO Start Date; provided that Mr. Olson is no longer serving as a member of the Board as of such date. During the portion of the Employment Period in which Executive holds the position of Chief Executive Officer, the Company agrees to nominate Executive as a member of the Board for each successive term and use reasonable good faith effort to cause Executive to be elected as a member of the Board, including, without limitation, recommending Executive to be elected as a member of the Board in the proxy statement distributed to stockholders regarding the election of members of the Board; provided, however, that the Company’s obligations under the foregoing provisions of this Section 3(b) shall no longer apply if Executive has been removed from the Board pursuant to Section 5.8 of the Company’s charter (or under any similar future provision under the Company’s charter), has not been elected to the Board at a prior annual meeting of shareholders for the election of members to the Board or has submitted a Non-Renewal Notice.

4. Place of Performance. The principal place of employment of Executive shall be at the Company’s corporate offices in New York, New York.

5. Compensation and Related Matters.

(a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $850,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Company may not decrease Executive’s Base Salary during the Employment Period.

(b) Annual Bonus

(i) The Board’s compensation committee (the “Compensation Committee”) shall review Executive’s performance at least annually following each calendar year of the Employment Period and cause the Company to award Executive such bonus (“Bonus”) as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. Subject to the following sentence of this Section 5(b)(i), the amount of Executive’s Bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain performance levels established from time to time by the Compensation Committee (such performance levels, as from time to time established by the Compensation Committee, the “Performance Levels”), which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, growth of earnings, funds from operations per share of Company stock, earnings per share of Company stock and Executive’s performance and contribution to increasing the funds from operations. It is anticipated that the Performance Levels will be set for each calendar year of the Employment Period so that Executive can reasonably be expected to earn a Bonus for such calendar year in an amount equal to 100% of the Base Salary for such calendar year (the “Bonus Target”), provided that the Company shall pay to Executive an annual Bonus for 2014 of no less than $850,000 reduced pro rata based on the portion of 2014 during which Executive was not employed by the Company. Any Bonus payable to Executive as contemplated by this Section 5(b) shall be payable fifty percent (50%) in cash and fifty percent (50%) in shares of the Company’s restricted stock, with such shares to be valued for such purposes at a price per share equal to the Market Value (as defined in Exhibit A attached hereto) of a share of the Company’s common stock determined as of the date on which the amount of such Bonus is determined by the Compensation Committee (such date, the “Bonus Grant Date”) and which shares shall vest in equal portions on the first, second and third year anniversaries of the Bonus Grant Date, subject to Executive then being employed by the Company hereunder or to such other conditions as may apply hereunder. The restricted stock portion of the Bonus is referred to in this Agreement as the “Bonus Award Restricted Stock.” Each award of Bonus Award Restricted Stock shall be subject to an equity compensation plan of the Company and shall be subject to Executive’s execution of a standard Company restricted stock agreement consistent with the terms of this subsection. The Company shall pay the cash portion of any Bonus to Executive on or before March 15th of the calendar year following the calendar year to which such Bonus relates.

(ii) Notwithstanding anything contained herein to the contrary, no Bonus shall be payable hereunder to Executive with respect to any calendar year unless Executive is employed hereunder by the Company as of the last day of such calendar year.

(c) Signing Bonus. The Company shall pay Executive a bonus of $500,000 within five (5) business days after the Effective Date (the “Signing Bonus”). If Executive fails to report to work on the Effective Date, resigns without Good Reason or is terminated with Cause within 12 months of the Effective Date, Executive shall repay the Signing Bonus in full within 10 days of the Date of Termination. For the avoidance of doubt, Executive shall not be required to repay the Signing Bonus if his employment is terminated due to Executive’s Death or Disability (as defined below) or due to Accelerated Resignation (as defined below) within 12 months of the Effective Date.

(d) Long-Term Incentive Plan. Executive shall be eligible to receive shares of the Company’s common stock pursuant to the long-term incentive plan (the “LTIP”) set forth in Exhibit A attached hereto.

(e) Stock Option. On the Effective Date (the “Grant Date”), the Company shall grant to Executive an option to purchase two hundred thousand (200,000) shares of the Company’s common stock at a price per share equal to the closing price of such common stock on the principal stock exchange on which the common stock is listed and traded on the Grant Date (the “Stock Option”). The Stock Option shall vest in equal portions on the first, second, third and fourth year anniversaries of the Grant Date, subject to Executive then being employed by the Company hereunder or to such other conditions as may apply hereunder. Each vested share of the Stock Option shall be exercisable from the date of vesting until ten (10) years from the Grant Date. The Stock Option shall be subject to an equity compensation plan of the Company and shall be subject to Executive’s execution of a standard Company stock option agreement consistent with the terms of this subsection (and in any event shall provide that the Stock Option shall become null and void if not executed within 90 days of the Date of Termination).

(f) Restricted Stock. Effective on the Effective Date, the Company shall grant to Executive, under an equity compensation plan of the Company, 68,956 shares of the Company’s restricted stock (the “Hire Award Restricted Stock”).1 The Hire Award Restricted Stock shall vest in equal portions on the second, third and fourth year anniversaries of the Effective Date, subject to Executive then being employed by the Company hereunder or to such other conditions as may apply hereunder. The Hire Award Restricted Stock shall be subject to an equity compensation plan of the Company and shall be subject to Executive’s execution of a standard Company restricted stock agreement consistent with the terms of this subsection. The Bonus Award Restricted Stock and the Hire Award Restricted Stock are together referred to as the “Restricted Stock.”

(g) Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Executive in connection with his business travel shall be retained by Executive for his personal use. The Company shall provide Executive with credit cards for the payment of business expenses issued either in the name of the Company with Executive as authorized user or in the name of Executive for the account of the Company, and balances thereon (to the extent they include charges for business expenses for which Executive is entitled to reimbursement under the first sentence of this Section 5(g)) shall be payable by the Company. Executive shall maintain detailed records of such expenses in such form as the Company may reasonably request and shall provide such records to the Company no less frequently than monthly.

[1]	$1.5 million divided by the Market Price on the signing date of the agreement.

(h) Vacation; Illness. Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s other senior executive officers, but in no event less than four (4) weeks annually. In all other respects, the Company’s vacation policy shall apply to vacation time on terms no less favorable than those applied to the Company’s other senior executive officers, including with respect to a cap on accrued but unused vacation time. Executive shall be entitled to take up to 30 days of sick leave per year; provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute “Cause” for termination under the terms of this Agreement.

(i) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his wife and dependents to the extent provided therein and subject to their qualifying therefor) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than generally provided for its other senior executive officers, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, and perquisite plans and programs generally maintained from time to time by the Company on terms no less favorable than generally provided for its other senior executive officers. For purposes of clarification and removal of doubt, Chaim Katzman shall not be deemed to be a senior executive of the Company and plans or programs or other benefits that are provided to any senior executive officer pursuant to the provisions of any negotiated contract (including, without limitation, any provision similar to Section 5(j) or (k) or Section 13(b) of this Agreement) shall not be deemed to be generally provided for its other senior executive officers.

(j) Automobile. During the Employment Period, the Company shall, at its cost, make available to Executive a suitable automobile and driver for his business use, including all related maintenance, repairs, parking, gasoline, insurance and other costs.

(k) Home Office. The parties understand that Executive may from time to time be called upon to provide services to the Company from his home or while on the road. In order to enable Executive to so perform such services, the Company shall, at its cost, provide Executive with such equipment and services at his home, and such cellular telephone services and equipment, as may be necessary and appropriate to enable him to so perform such services.

(l) No Hedging or Pledging; Stock Ownership Guidelines. Executive will comply with the anti-hedging policy, anti-pledging policy and applicable stock ownership guidelines set forth in the Company’s Corporate Governance Guidelines, as amended from time to time.

6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Without Cause. The Company shall have the right to terminate Executive’s employment for any reason or for no reason, which termination shall be deemed to be without Cause unless made for any of the reasons specified in Section 6(d), and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(d) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i) Breach of any material provisions of this Agreement;

(ii) The indictment of Executive for a felony, capital crime or any crime involving moral turpitude, including, but not limited to, crimes involving illegal drugs; or

(iii) Willful misconduct in or relating to the performance of Executive’s duties, using property, or while on the premises, of the Company or any of its subsidiaries or while acting or purporting to act as an officer, employee or director of the Company or any of its subsidiaries.

For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any Company Affiliate; provided, however, that the willful requirement outlined in clause (iii) above shall be deemed to have occurred if Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause. For purposes of this Agreement, “Company Affiliate” means as any entity in control of, controlled by or under common control with the Company or in which the Company owns a material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity in which the Company owns any common or preferred stock or interest.

A determination of Cause shall be made by the Board in good faith. In the case of conduct described in clause (i) above, Cause will not be considered to exist unless (a) Executive is given written notice of such breach and (b) if such breach can reasonably be cured within thirty (30) days, such breach has, within thirty (30) days after the date of such notice, been cured to the satisfaction of the Board or, if such breach cannot reasonably be cured within such 30-day period, Executive has promptly commenced to cure such breach, has thereafter diligently taken all appropriate steps to cure such breach as quickly as reasonably practical and has cured such breach within sixty (60) days after the date of such notice, all to the satisfaction of the Board.

(e) Change of Control. For purposes of this Agreement, a “Change of Control” means:

(i) Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended); or

(iii) The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of more than 26% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”

Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, a Change of Control shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events described in the definition of a Change of Control, Chaim Katzman remains Chairman of the Board of the Successor Employer (as hereinafter defined) and if Gazit-Globe, Ltd. and its affiliates own in the aggregate 26% or more of the outstanding voting securities of the Successor Employer. For purposes of this Agreement, the term “Successor Employer” shall mean the Company, the reorganized, merged or consolidated Company (or the successor thereto), or the acquiror (through merger or otherwise) of all or substantially all of the assets of the Company, as the case may be.

(f) Resignation Other Than For Good Reason. Executive shall have the right to resign his employment hereunder by providing the Company with a Notice of Termination, as provided in Section 7. Any termination pursuant to this Section 6(f) shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If Executive enters into an agreement, commits or publicly announces Executive’s intention, understanding, or arrangement to be employed by or otherwise provide services to a Competing Entity, then Executive shall promptly notify the Company of such event and, unless otherwise agreed by the Company, shall be considered to have resigned without Good Reason upon such date (no more than 30 days after Executive notifies the Company of the occurrence of such event) as is specified by the Company in a Notice of Termination provided to Executive, unless such agreement is entered into in the two (2) month period immediately preceding the End of Term Date and after either party has issued a Non-Renewal Notice (which, as provided in Section 2, must be provided at least four (4) months prior to the expiration of the Employment Period).

(g) Resignation For Good Reason. Executive shall have the right to resign his employment hereunder for Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to resign his employment hereunder upon:

(i) the material breach by the Company of any of its agreements set forth herein and the failure of the Company to correct such breach within thirty (30) days after the receipt by the Company of written notice from Executive specifying in reasonable detail the nature of such breach;

(ii) except as consented to by Executive, any substantial or material diminution of Executive’s responsibilities, duties, authority or reporting structure, including, without limitation, reporting responsibilities and/or title, the Executive is not appointed the CEO of the Company as soon as such position becomes vacant but not later than January 1, 2015, or the Executive is no longer the most senior executive of the Company reporting to the Chairman of the Board (after being appointed the CEO of the Company);

(iii) any material reduction, either from one year to the next, or within the current year, in the Executive’s Base Salary or Bonus Target opportunity,

(iv) a requirement by the Company that the Executive relocate his principal office location by more than fifty (50) miles from New York, New York; or

(v) the failure of the Board to nominate him, and recommend his election to the Company’s stockholders, to the Board, unless Executive has been removed from the Board pursuant to Section 5.8 of the Company’s charter (or under any similar future provision under the Company’s charter), has not been elected to the Board at a prior annual meeting of shareholders for the election of members to the Board or has submitted a Non-Renewal Notice.

(h) Accelerated Resignation. If Executive issues a Non-Renewal Notice, the Company may at any time require Executive to resign on a date determined by the Company. A resignation pursuant to this subsection is referred to as an “Accelerated Resignation.”

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) during the Employment Period, except termination due to Executive’s death pursuant to Section 6(a), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated. Any termination resulting from a Notice of Termination given by Executive or from a Notice of Termination by the Company that requires an Accelerated Resignation shall be deemed a resignation by Executive as an officer and employee of the Company and any subsidiary thereof and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors), as such member; provided, however, that the Board may, in its sole and absolute discretion, waive such resignation. On or prior to the Date of Termination, including without limitation upon a termination without Cause, Executive shall resign from any and all other positions that Executive holds with the Company, as an officer, director or otherwise.

(b) Date of Termination. The effective date of any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) (the “Date of Termination”) shall be (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason by the Company or by Executive (whether by resignation or otherwise), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. If Executive experiences a Disability or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and other benefits (which, for the purposes of this Agreement, shall include, without limitation, any accelerated or automatic vesting of any unvested shares of restricted stock or of any unvested stock options) set forth below; provided, however, as a specific condition to being entitled to any payments or other benefits under this Section 8 (other than pursuant to clause (A) of Section 8(a)(i) and Sections 8(a)(vii) and (viii), 8(b)(i), (vi) and (vii) and 8(c)(i), (ii) and (iii) hereof), Executive must, within forty (40) days after the Date of Termination, (a) have resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors) as such member and (b) have executed and delivered to the Company a release of both the Company and Company Affiliates in the form attached hereto as Exhibit B (the “Release”) (and have not revoked such Release for a period of seven (7) days following its execution by Executive and its delivery to the Company) (the conditions set forth in this proviso are hereafter sometimes referred to collectively as the “Qualifying Conditions”). Executive acknowledges and agrees that the payments and other benefits set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination and, except as expressly set forth in this Agreement, shall not be entitled to any other payments or benefits on account of or with respect to any such termination. As used herein, “Entitlement Commencement Date” means the sixtieth (60th) day following the Date of Termination.

(a) Disability; Death. During any period that Executive fails to perform his duties hereunder as a result of a Disability, Executive shall continue to be entitled to receive his full Base Salary as set forth (and subject to the conditions) in Section 5(a) and his full Bonus as set forth (and subject to the conditions) in Section 5(b) until his employment is terminated pursuant to Section 6(b) or otherwise as provided herein. In addition, if on or after the Effective Date Executive’s employment is terminated for Disability pursuant to Section 6(b) or due to Executive’s death pursuant to Section 6(a), then the following shall apply.

(i) The Company (A) as soon as practicable following the Date of Termination shall pay to Executive or his estate, as the case may be, a lump sum payment equal to his unpaid Base Salary and, subject to Company policy, accrued vacation pay through the Date of Termination and (B) subject to the Qualifying Conditions, from and after the Entitlement Commencement Date continue to pay (retroactively from the Date of Termination) to Executive or his estate, as the case may be, his continued Base Salary through the earlier to occur of (I) the one hundred and twentieth (120th) day following the Date of Termination or (II) the End of Term Date.

(ii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date, such unvested portion of the Stock Option and any Bonus Award Restricted Stock that would have vested during the ninety (90) day period following the Date of Termination if employment had continued for such ninety (90) day period shall fully vest.

(iii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date, a percentage of the Hire Award Restricted Stock shall vest equal to (A) the percentage of the time period from the Effective Date through the last scheduled vesting date for the Hire Award Restricted Stock that had elapsed as of the Date of Termination less (B) the percentage of the Hire Award Restricted Stock that had otherwise vested as of the Date of Termination.

(iv) If the Date of Termination occurred prior to the end of the Performance Period (as defined in Exhibit A attached hereto) for the LTIP, then, subject to the Qualifying Conditions, on the Entitlement Commencement Date, Executive shall be entitled to receive the Pro Rata Percentage (as hereinafter defined) of the number of shares of the Company’s common stock that Executive would have been entitled to receive pursuant to the LTIP if the Performance Period had ended on the Date of Termination and performance was measured based on the level of achievement of the LTIP Components set forth in Exhibit A attached hereto, which shares shall be fully vested upon grant. As used in this Section 8(a), “Pro Rata Percentage” means the percentage of the Performance Period that had elapsed as of the Date of Termination.

(v) All other unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company.

(vi) Subject to the Qualifying Conditions, during the 90-day period following the Date of Termination or, if earlier, through the End of Term Date, the Company shall maintain in full force and effect, for the continued benefit of Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall not be obligated to pay or incur in excess of $30,000 per annum (pro rated for any period less than a year) in so arranging to provide Executive (if his employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs.

(vii) The Company shall reimburse Executive or his estate, as the case may be, pursuant to Section 5(g), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.

(viii) Executive or his estate or named beneficiaries shall be entitled to such other rights, compensation and/or benefits as may be due to Executive or his estate or named beneficiaries in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (vi), the provisions of such clauses shall supersede and govern).

(b) Termination By Company Without Cause, Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason and, except as otherwise specifically described below, whether such termination without Cause or for Good Reason occurs before or after an occurrence of a Change of Control, then the following shall apply:

(i) The Company shall pay to Executive his unpaid Base Salary and, subject to Company policy, accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.

(ii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date the Company shall pay to Executive a lump-sum payment equal to the lesser of (A) an amount equal to (I) Executive’s then current Base Salary for the balance of the Employment Period without giving effect to an earlier termination of the Employment Period or this Agreement based on the termination of Executive’s employment and (II) any annual Bonus that Executive would have been entitled to receive had Executive remained employed through the End of Term Date and performed at a rate that would have entitled Executive to receive the Target Bonus in effect for the year in which the termination occurs or (B) an amount equal to Executive’s average annual Bonus, if any, for the three most recently completed calendar years plus two (2) times Executive’s then current Base Salary (provided, however, that, if such termination is in connection with a Change of Control or a Change of Control shall have occurred within twelve (12) months prior to the Date of Termination, the amount provided for in this clause (B) shall be increased to an amount equal to Executive’s average annual Bonus determined in the manner described below plus two and nine-tenths (2.9) times Executive’s then current Base Salary). The average annual Bonus shall be determined as follows: (I) if the Date of Termination is on or before December 31, 2014, such amount shall be $850,000; or (II) if the Date of Termination is after December 31, 2014, such amount shall be the average annual Bonus, if any, for the three most recently completed calendar years or, if fewer than three calendar years of the Employment Period have been completed, the average annual Bonus for the completed calendar years. For purposes of this calculation, the Bonus for 2014 shall be deemed to be the amount actually awarded times a fraction, the numerator of which is 365 and the denominator of which is the number of days of the 2014 for which Executive was employed by the Company). In addition and for the avoidance of doubt, if the Date of Termination shall occur prior to the last day of a calendar year, no Bonus shall be payable to Executive with respect to such calendar year except to the extent set forth in clause (A)(II) of the first sentence of this clause (ii), if applicable.

(iii) Subject to the Qualifying Conditions, on the Entitlement Commencement Date the unvested portion of the Stock Option and all unvested Restricted Stock granted to Executive prior to the Date of Termination shall fully vest.

(iv) If the Date of Termination occurred prior to the end of the Performance Period (as defined in Exhibit A attached hereto) for the LTIP, then, subject to the Qualifying Conditions, on the Entitlement Commencement Date, Executive shall be entitled to receive the Pro Rata Percentage (as hereinafter defined) of the greater of (A) the number of shares of the Company’s common stock that Executive would have been entitled to receive pursuant to the LTIP if the Performance Period had ended on the Date of Termination and performance was measured based on the level of achievement of the LTIP Components set forth in Exhibit A attached hereto or (B) 50% of the Target LTIP, which shares shall be fully vested upon grant. As used in this Section 8(b), “Pro Rata Percentage” means the percentage of the Performance Period scheduled to elapse on the first (1st) anniversary of the Date of Termination; provided that, in no event, shall the Pro Rata Percentage exceed 100%. If the Date of Termination occurs within 12 months after a Change of Control or Privatization Transaction (as defined in Exhibit A attached hereto), which resulted in the Performance Period being deemed to have ended as of the date of such Change of Control or Privatization Transaction, then, in lieu of the foregoing, which would not apply, Executive shall be entitled to receive a number of shares of the Company’s common stock (or other consideration based on the adjustment set forth in the paragraph of Exhibit A titled “Adjustments”) equal to (A) the number of shares that Executive would have received in connection with such Change of Control or Privatization Transaction if the Pro Rata Percentage (as defined in Exhibit A attached hereto) had been based on the percentage of the Performance Period (not more than 100%) scheduled to elapse on the first (1st) anniversary of such Change of Control or Privatization Transaction less (B) the number of shares that Executive actually received in connection with such Change of Control or Privatization Transaction.

(v) Subject to the Qualifying Conditions, during the Continuation Period (as hereinafter defined), the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive, his spouse and his dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall not be obligated to pay or incur in excess of $30,000 per annum (pro rated for any period less than a year) in so arranging to provide Executive, his spouse and his dependents with the economic equivalent of such benefits that they otherwise would have been entitled (subject to their qualifying therefor) to receive under such plans and programs. “Continuation Period” means the period beginning on the Date of Termination and ending on the last day of the 18th month following the Date of Termination or, if earlier, the End of Term Date.

(vi) The Company shall reimburse Executive, pursuant to Section 5(g), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.

(vii) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (vi), the provisions of such clauses shall supersede and govern).

(c) Termination by the Company for Cause or By Executive Other Than For Good Reason. If Executive’s employment is terminated by the Company for Cause or on account of Executive’s resignation other than for Good Reason, then the following shall apply:

(i) The Company shall pay Executive his unpaid Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.

(ii) The Company shall reimburse Executive, pursuant to Section 5(g), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds.

(iii) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) and (ii) and clause (iv) below, the provisions of such clauses shall supersede and govern).

(iv) All unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company. In addition and for the avoidance of doubt, if the Date of Termination shall occur prior to the last day of a calendar year, no Bonus shall be payable to Executive with respect to such calendar year.

Notwithstanding anything to the contrary contained in this Section 8 or elsewhere in this Agreement, to the extent the Company has any obligation hereunder to maintain, for the continued benefit of Executive, his spouse and/or his dependents, any medical, hospitalization, dental and/or life insurance programs or to arrange to provide Executive, his spouse and/or his dependents with the economic equivalent of such benefits, such obligation shall (except to the extent prohibited under applicable law) immediately cease and terminate with respect to any such programs or benefits that are provided are offered or made or available by an employer or other third party to Executive, his spouse and/or his dependents; and Executive (or, in the event of his death, his estate or legal representative) shall forthwith advise the Company in writing as soon as any such programs or benefits are so provided, or are so offered or made available, to Executive, his spouse and/or his dependents.

(d) Accelerated Resignation. If Executive’s employment is terminated by an Accelerated Resignation, then Executive shall be entitled to all payments and benefits to which he would have been entitled in the event of a resignation by Executive other than for Good Reason plus the following, subject to the Qualifying Conditions: (i) continuation of Executive’s Base Salary on the Company’s regular payroll dates until the End of Term Date; (ii) continuation of Executive’s medical, hospitalization and dental programs for himself and his family under COBRA, with the premiums for such programs paid by the Company (less any payment made by active employees), until the earlier of (A) the End of Term Date or (B) the end of Executive’s COBRA eligibility; (iii) vesting of any unvested portion of the Stock Option on the Entitlement Commencement Date; (iv) vesting of all unvested Restricted Stock on the Entitlement Commencement Date; and (v) on the Entitlement Commencement Date, grant of the number of shares of the Company’s common stock that Executive would have been entitled to receive pursuant to the LTIP if the Performance Period had ended on the Date of Termination and performance was measured based on the level of achievement of the LTIP Components set forth in Exhibit A attached hereto. Such payments and benefits beyond those payable in the event of a resignation without Good Reason shall be contingent on Executive having resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and, if Executive is a member of the Board (or any board of directors of any subsidiary) or any committee thereof (or of any such board of directors) as such member.

(e) Bonus. If the termination of Executive’s employment hereunder occurs after the end of any calendar year of the Company for which a Bonus is payable to Executive pursuant to Section 5(b) above and Executive’s termination occurs prior to the date such Bonus is paid for such calendar year, Executive (or his estate, as the case may be) shall be entitled to payment of such Bonus that is earned for such calendar year without regard to whether Executive’s termination of employment precedes the date such Bonus is payable pursuant to the terms of this Agreement.

(f) Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Executive after termination of employment, would result in an excise tax to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), because Executive is a “specified employee,” as defined in Code Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), such payment, benefit or other amount will not be paid or provided to Executive earlier than six months after the date of termination of Executive’s employment and such payment, benefit or other amount will be paid or provided, or commence to be paid or provided, as the case may be, on the date that is six months and one day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the Date of Termination until the date of payment. All other payments, benefits or other amounts (e.g., amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b)) (including without limitation by reason of the safe harbor set forth in Treasury regulation Section 1.409A-1(b)(9)(iii)), as determined by the Company in its reasonable good faith discretion, or benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5)) will be paid or provided to Executive at or within the time provided notwithstanding the fact that the payment or provision of other payments, benefits or amounts is delayed pursuant to this Section 8(f).

(g) Expiration of This Agreement. If the Employment Period and this Agreement shall expire as a consequence of the Company giving written notice to Executive of its election, as contemplated by Section 2, to allow the Employment Period and this Agreement to expire or as a consequence of Executive giving written notice to the Company of his election, as contemplated by Section 2, to allow the Employment Period and this Agreement to expire, then, upon such expiration of the Employment Period and subject to Executive’s continued employment through the end of the Employment Period, all unvested Bonus Award Restricted Stock shall vest. In addition, for the avoidance of doubt, the parties confirm that, upon the expiration of the Employment Period, the non-renewal of this Agreement or the termination of Executive’s employment hereunder for any reason or for no reason shall not be considered a termination by Company without Cause or termination by Executive for Good Reason, and except as herein otherwise expressly provided, Executive shall not be entitled to any termination payments or other benefits as a consequence thereof.

(h) Change of Control; Privatization Transaction. In the event of a Change of Control or Privatization Transaction (as defined in Exhibit A), all unvested portions of the Stock Option and the Restricted Stock shall vest (and become exercisable, if applicable) immediately prior to the Change of Control or Privatization Transaction if: (i) immediately following the Change of Control or Privatization Transaction, the shares of the Company’s common stock outstanding immediately prior to such event will remain outstanding, but will not be listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors, or (ii) all of the shares of the Company’s common stock outstanding immediately prior to such event will be acquired, converted or exchanged for consideration that does not consist entirely of common equity securities that are listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors.

9. Repayment By Executive. Executive acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company, and any profits realized from the sale of securities of the Company, are subject to the forfeiture and clawback requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture or clawback is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, then within thirty (30) days after notice thereof from the Company, Executive shall pay to the Company the amount required to be repaid or forfeited.

10. Confidential Information; Ownership of Documents and Other Property.

(a) Confidential Information. Without the prior written consent of the Company, except as may be required by law, Executive will not, at any time, either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, entity, firm or association, including, without limitation, any future employer, or use for his own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from dissemination or using any like information that is not readily available to the general public.

(b) Information is Property of Company. All books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations or prospects of the Company and any of its subsidiaries, whether prepared by Executive or otherwise coming into Executive’s possession, (all of the foregoing are hereinafter referred to collectively as the “Company Records”) shall be the exclusive property of the Company and shall be returned to the Company immediately upon the expiration or termination of Executive’s employment or at the Company’s request at any time. Upon the expiration or termination of his employment, Executive will immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies) of every kind relating to or connected with the Company and its activities, business and customers.

11. Restrictive Covenant; Notice of Activities.

(a) Non-Competition. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, whether by resignation or otherwise (except if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or by an Accelerated Resignation or ends on the End of Term Date due to a Non-Renewal Notice or ends due to the failure of a Successor Employer to assume and be bound by this Agreement), Executive shall not, without the prior written consent of the Board, directly or indirectly, enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state or with respect to any region of the United States, in either case in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this Agreement (collectively, the “Territory”). Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity. If Executive’s employment ends due to an Accelerated Resignation, the post-termination restriction pursuant to this subsection shall continue after the Date of Termination until the End of Term Date.

(b) Non-Interference with Business Relationships. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, for any reason whatsoever and whether by resignation or otherwise, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company (or any of its subsidiaries) and any tenant, customer, supplier, sales representative, consultant or employee of the Company (or any of its subsidiaries) or (ii) directly or indirectly solicit for employment or attempt to employ, or assist any other person or entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee (whether salaried or otherwise, union or non-union) of the Company (or any of its subsidiaries) who within one year prior thereto had been employed by the Company (or any of its subsidiaries).

(c) Return of Confidential Information and Company Property. Executive shall not upon expiration or termination of this Agreement take or retain any document or other medium that constitutes, contains or represents any Confidential Information or Company Record, and as soon as reasonably possible following any such expiration or termination, Executive shall deliver to the Company (i) all Confidential Information and Company Records (including all copies and excerpts thereof) and (ii) any and all property of the Company or its subsidiaries in Executive’s possession or control, including any codes, manuals, cellular telephones, computers, palm pilots, software, hardware, floppy disks, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials that was provided or made available to Executive for the conduct of his duties hereunder during his employment or other retention by the Company or any of its subsidiaries, whether during or prior to the term of this Agreement.

(d) Prior Agreements; Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive’s engagement in any business or Executive’s use or disclosure of information. Executive has previously provided the Company with a copy of any agreement that may restrict Executive’s activities on behalf of the Company. Executive represents to the Company that, to the best of Executive’s understanding and belief, Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Notice and Procedure. Executive shall, prior to accepting any employment or engagement with any person or entity, inform such person or entity in writing of his noncompetition obligations under this Agreement. Executive shall also inform the Company in writing of such prospective employment or engagement prior to accepting such employment or engagement. If the Company or Executive has any concerns that any of Executive’s proposed or actual post-employment activities may be restricted by, or otherwise in violation of, this Section 11, such party shall notify the other party of such concerns and, prior to the Company commencing any action to enforce its rights under this Section 11 or Executive seeking a declaratory judgment with respect to his obligations under this Section 11, the Company and Executive shall meet and confer to discuss the prospective employment or engagement and shall provide the other party with an opportunity to explain why such prospective employment or engagement either does or does not violate this Section 11; provided, however, that the Company’s obligations to give notice under this clause and to meet with Executive before commencing any action shall not apply if Executive has not provided notice before engaging in activities that the Company reasonably believes violate this Section 11. Any such meeting shall occur within three business days of notice and may be held in person or by telephonic, video conferencing or similar electronic means.

12. Violations of Covenants.

(a) Injunctive Relief. Executive agrees and acknowledges (i) that the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Sections 10 and 11 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, (iii) that his violation of any of the covenants or agreements contained in such Sections may cause irreparable injury to the Company and its subsidiaries, (iv) that the remedy at law for any violation or threatened violation thereof may be inadequate, and (v) that, in the event of any violation or threatened violation thereof, the Company may be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Company. Executive hereby further agrees that, in the event of any such violation or threatened violation, the Company may be entitled to commence an action, suit or proceeding in any court of appropriate jurisdiction (which, notwithstanding anything to the contrary in Section 17 below, need not be any state or federal court of New York) for any such preliminary and permanent injunctive relief and other equitable relief.

(b) Enforcement. The Company and Executive recognize that the laws and public policies of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by a court of competent jurisdiction, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

(c) Survival. The provisions of this Section 12 and of Sections 10 and 11 above shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

13. Insurance.

(a) Key Man Life Insurance. Executive agrees to facilitate the Company to purchase and maintain “Key Man Insurance” in an amount desired by the Company for the benefit of the Company and to reasonably cooperate with the Company and its designated insurance agent to facilitate the purchase and maintenance of such insurance. If the Company purchases and maintains Key Man Insurance with respect to Executive that remains in effect as of the Date of Termination, then, to the extent requested by Executive in connection with Executive’s termination from the Company, the Company will reasonably cooperate with Executive to assign such Key Man Insurance policy to Executive and/or designate Executive or Executive’s designees as the beneficiary of such policy as of a date on or after the Date of Termination to the extent permitted by such policy, provided that Executive shall be required to bear all costs and expenses in connection with any such assignment or change in beneficiary and reimburse the Company for any premiums previously paid by the Company relating to periods of time occurring on or after the Date of Termination.

(b) Insurance Policies Executive. The Company shall promptly (and, in any event, within thirty (30) days following receipt from Executive of written evidence of Executive’s having made expenditures therefor) reimburse Executive (up to an aggregate maximum of $25,000 in any year) for premiums paid by Executive for life, disability and/or similar insurance policies.

14. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require a Successor Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon and enforceable against, Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following the Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive or otherwise to his legal representatives or estate.

15. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:

Equity One, Inc.

410 Park Avenue

New York, New York 10022

Attention: General Counsel

with copies to:

The Chair of the Compensation Committee

and to

Daniel P. Adams, Esq.

Goodwin Procter LLP

53 State Street

Boston, MA 02109

To Executive:	Mr. David Lukes 205 Midland Avenue Rye, NY 10580
With a Copy to:	Wendi S. Lazar, Esq. Outten & Golden LLP 3 Park Avenue, 29th Floor New York, NY 10016

or to such other address as either party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

16. Attorneys’ Fees. The Company shall directly pay (on behalf of Executive) for the reasonable attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and execution of this Agreement of up to (and not exceeding) $20,000. If either party is required to seek legal counsel to enforce the terms and provisions of this Agreement through any action, suit or other legal or equitable proceeding or to defend any such legal or equitable proceeding, the prevailing party in any such legal or equitable proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

17. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 17(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected and paid by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 17(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

18. Litigation and Regulation Cooperation. During and after Executive’s employment, Executive shall cooperate fully that the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. In connection with such cooperation, the Company shall reimburse Executive for the reasonable attorneys’ fees, costs and expenses of counsel of Executive’s choosing.

19. Miscellaneous and Waiver of Jury Trial. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company or such waiver is set forth in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Except as herein otherwise provided, the respective rights and obligations of the parties hereto under this Agreement shall survive the expiration or termination of Executive’s employment (whether by resignation or otherwise) and the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Manhattan, New York, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the court of the State of New York or the United States District Court for the Southern District of New York, in each case, located in Manhattan, New York. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.

20. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The prevailing party in any such arbitration shall be entitled to the fees charged by AAA for administering the arbitration and the fees charged by the arbitrator for his or her services. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

21. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision or provisions contained in this Agreement shall be deemed illegal or unenforceable, the remaining provisions contained in this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal or unenforceable provision or provisions were not contained in this Agreement, subject, however, to Section 12(b), which to the extent applicable shall supersede and govern.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

23. Entire Agreement. This Agreement, including any other agreements contemplated herein, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of either party hereto in respect of such subject matter.

24. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation. Unless otherwise expressly provided, the Company shall not be required to reimburse Executive for any adverse tax consequences for associated with any payment or reimbursement hereunder.

25. Insurance; Indemnity. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue, any liability insurance coverage whatsoever for its executives. In addition, the Company shall enter into its standard indemnity agreement by which Company commits to indemnify a Company officer in connection with claims, suits or proceedings arising as a result of Executive’s service to the Company. If Executive cannot, because of a court order or judgment, commence his employment with the Company, the Company will continue to indemnify and defend Executive to the fullest extent permitted by law for his costs (including reasonable and actual attorneys’ fees and costs) reasonably and necessarily incurred in connection with such court order or judgment, for the duration of any litigation or settlement.

26. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

EQUITY ONE, INC.

By:	/s/ Chaim Katzman
Chaim Katzman Chairman of the Board

/s/ David Lukes
David Lukes

EXHIBIT A

LONG-TERM INCENTIVE PLAN (“LTIP”)

Executive will be entitled to receive shares of the Company’s common stock pursuant to the Company’s equity compensation plan based on the achievement of performance-based goals and Executive’s continued employment with the Company through the end of the Initial Employment Period, as set forth below.

Target LTIP: The target award pursuant to the LTIP (the “Target LTIP”) shall be 156,300 shares of the Company’s common stock.

LTIP Components: The percentage of the Target LTIP that Executive will be entitled to receive will be based on the following four components, weighted equally: (i) Absolute TSR during the Performance Period, (ii) Relative TSR during the Performance Period, (iii) Recurring FFO Growth during the Performance Period ((i), (ii), and (iii), the “Performance Components”), and (iv) a discretionary component, which shall be subject to the Compensation Committee’s sole discretion (the “Discretionary Component”) (the Performance Component and the Discretionary Component together, the “LTIP Components”). For each LTIP Component, Executive shall have the potential to earn zero percent (0%), fifty percent (50%), one hundred percent (100%) or two hundred percent (200%) of the portion of the Target LTIP that is attributable to such LTIP Component. The percentage of the Target LTIP subject to each Performance Component that will be earned will be determined based on the level of achievement of such Performance Component as measured against the targets set forth below:

Percentage Earned	Absolute TSR (25% Weighting)	Relative TSR (25% Weighting)	Recurring FFO Growth (25% Weighting)

0%	Less than 4.5%	Less than 33rd percentile	Less than 4.0%

50%	At least 4.5% but less than 6.5%	At least 33rd percentile but less than 55th percentile	At least 4.0% but less than 5.5%

100%	At least 6.5% but less than 10.0%	At least 55th percentile but less than 70th percentile	At least 5.5% but less than 7.0%

200%	10.0% or more	70th percentile or greater	7.0% or more

The number of shares of the Company’s common stock that will be earned pursuant to the LTIP will equal the Target LTIP multiplied by the sum of the percentages earned for each LTIP Component weighted at 25% each. Notwithstanding the foregoing, except as otherwise explicitly provided in this Agreement, Executive shall not be entitled to receive any shares of the Company’s common stock pursuant to the LTIP unless Executive remains employed by the Company through the end of the Initial Employment Period.

Determination of LTIP Award: Within 60 days following the completion of the Performance Period, the Committee shall determine the percentage earned for each of the LTIP Components, and the number of shares of the Company’s common stock that are earned shall be issued as of the date of such determination.

Change of Control; Privatization: In the event a Change of Control or Privatization Transaction occurs prior to the end of the Performance Period, then, for purposes of the LTIP, (i) the Performance Period shall be deemed to end as of the date of such event, (ii) performance will be measured based on the level of achievement of the LTIP Components during such shortened Performance Period, but the number of shares of the Company’s common stock that Executive will be entitled to receive pursuant to the LTIP will be based on a Pro Rata Percentage of the number of shares earned based on such performance and will be fully vested upon grant, and (iii) in the event of a Transactional Event, the shares earned shall be issued immediately prior to the completion of such Transactional Event and the Market Value of the Company’s common stock as of the end of the Performance Period, for purposes of measuring Absolute TSR and Relative TSR, shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Event for one share of the Company’s common stock.

Adjustments: In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Company’s common stock prior to the date shares of the Company’s common stock are issued pursuant to the LTIP such that a substitution or adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Executive under the LTIP, then the Committee shall, in such manner as it may deem equitable, adjust the Target LTIP. For avoidance of doubt, no adjustments shall be made as a result of any regular cash dividend (or stock dividend made in lieu of such regular cash dividend).

Definitions: For purposes of the LTIP, the following terms shall have the meanings set forth below:

“Absolute TSR” means, for any specified period, the annual internal rate of return, on a compounded basis, of an investment in a Company Investment during such specified period, inclusive of any dividends (if any) declared and paid during such specified period on shares of the Company’s common stock comprising such Company Investment and with the value of the shares of the Company’s common stock comprising such Company Investment as of the end of such specified period being determined on the basis of the Market Value thereof as of the last day of such specified period.

“Company Investment” means an investment that is comprised of $10,000 invested in shares of the Company’s common stock (assuming such investment were made on the first day of the Performance Period based upon the Market Value of such shares of common stock as of such date).

“Market Value” of a share of common stock or any other equity interest as of any date means the average closing price of such share of common stock or other equity interest on the principal stock exchange on which such share of common stock or other equity interest is listed and traded during the ten (10) trading days immediately preceding such date.

“Peer Companies” means Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Developers Diversified Realty Corp., Kimco Realty Corporation, Weingarten Realty Investors and Regency Centers Corporation (provided, however, that, if prior to the end of any period for Relative TSR is to be determined, any such entity (or any other entity directly or indirectly substituted therefor as contemplated hereby) should merge, cease doing business or otherwise, in the reasonable discretion of the Committee, no longer represent a peer or comparable company to the Company, the Committee may remove such entity from the Peer Companies and may (in the reasonable discretion of the Committee), but shall not be obligated to, substitute for such entity a company that in its reasonable discretion is a peer or comparable company to the Company or to such removed entity). For avoidance of doubt, for purposes of determining Relative TSR, each of the Peer Companies will be weighted equally.

“Peer Company Absolute TSR” means, for a Peer Company, with respect a specified period, the annual internal rate of return, on a compounded basis, of $10,000 invested in shares of the common equity of such Peer Company during such period, calculated in the same manner as Absolute TSR is calculated.

“Performance Period” means the four-year period corresponding to the Initial Employment Period.

“Privatization Transaction” means the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of more than 50% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors if, following the closing of any such transaction, the Company’s common stock is not listed (or, if such transaction resulted in the acquisition, conversion or exchange of the Company’s common stock for common equity securities of another entity, such common equity securities are not listed) on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

“Pro Rata Percentage” means, for purposes of Exhibit A, the percentage of the Performance Period (without giving to effect to the shortening of the Performance Period as a result of a Change of Control or Privatization Transaction) that had elapsed as of the date of a Change of Control or Privatization Transaction.

“Recurring FFO” means funds from operations, as defined by The National Association of Real Estate Investment Trusts, of the Company, which represents net income of the Company (computed in accordance with generally accepted accounting principles in the United States), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and adjusted, as deemed appropriate by the Committee consistent with the adjustments made to “Recurring FFO” reported in the Company’s quarterly earnings releases, to exclude items the Committee does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity, severance costs and gains (or losses) on the extinguishment of debt.

“Recurring FFO Growth” means, for any specified period, average annual growth in Recurring FFO per diluted share based on Recurring FFO for each fiscal quarter of the Company entirely within such period (beginning no earlier than the third quarter of 2014) compared to annualized Recurring FFO per diluted share during the fiscal quarter immediately preceding the first fiscal quarter of the Company entirely within such period. Accordingly, Recurring FFO Growth for the Performance Period (except to the extent it is shortened in connection with a Change of Control, Privatization Transaction or otherwise) shall be based on average annual growth in Recurring FFO per diluted share from the third quarter of 2014 through the first quarter of 2018 compared to annualized Recurring FFO per diluted share for the second quarter of 2014.

“Relative TSR” means, for any specified period, the percentile rank of the Absolute TSR relative to the Peer Company Absolute TSRs for the Peer Companies for such period, with the percentile rank calculated using the following formula:

Percentile Rank =	(1-X) + Y
2

Where:

X = the number of Peer Companies with a Peer Company Absolute TSR greater than the Absolute TSR during such period as a percentage of the total number of Peer Companies.

Y = the number of Peer Companies with a Peer Company Absolute TSR less than the Absolute TSR during such period as a percentage of the total number of Peer Companies.

“Transactional Event” means (a) a Change of Control described in clauses (i)(A) or (C) of the definition thereof, (b) a Change of Control described in clause (iii) of the definition thereof where the person, entity or group makes a tender offer for the Company’s common stock, or (c) a Privatization Transaction.

EXHIBIT B

Form of General Release

GENERAL RELEASE, dated as of [                    ], 20[__] (the “Effective Date”), entered into by David Lukes (“Lukes”) in favor of Equity One, Inc. (along with its affiliates and subsidiaries, the “Company”) and the current and prior directors, officers, employees, agents and representatives of the Company and its subsidiaries, in their capacity as such (collectively, the “Released Parties”).

WHEREAS, Lukes and the Company previously entered into an Employment Agreement (the “Employment Agreement”), dated as of April 2, 2014 and effective as of May 30, 2014 (or such earlier date as was mutually agreed upon by the Company and Executive), that has governed the terms and conditions of Lukes’ employment as the Executive Vice President and the Chief Executive Officer of the Company, and Lukes’ retention thereunder has been terminated in accordance with the terms thereof.

WHEREAS, this General Release (this “Release”) is the release referred to in Section 8 of the Employment Agreement.

WHEREAS, following execution of this Release and expiration of the seven-day revocation period referred to in Section 5 below, Lukes will be entitled to payment of certain amounts (such amounts, collectively, “Termination Payments”) and other rights and benefits (such other rights and benefits, collectively, “Termination Benefits”) referred to in Section 8 of the Employment Agreement.

WHEREAS, Lukes desires to compromise, finally settle and fully release actual or potential claims, including, without limitation, those related to Lukes’ retention and termination of retention that Lukes in any capacity may have or claim to have against the Company or any of the other Released Parties, excepting only those claims expressly provided herein to be excluded.

WHEREAS, Lukes acknowledges that he is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled.

NOW, THEREFORE, in consideration of the foregoing and the Company’s agreement to pay the Termination Benefits and to provide the Termination Benefits, Lukes, intending to be legally bound hereby, for himself and his heirs, executors, administrators, legal representatives, successors and assigns, does hereby agree as follows:

1. The recitals above are true and correct.

2. Except as expressly provided in Section 4 below, Lukes does hereby completely release and forever discharge the Company and the other Released Parties of and from any and all actions, causes of action, suits, counterclaims, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, rights, claims, charges, complaints, expenses, costs (including, without limitation, attorneys’ fees and other costs of defense or prosecution), damages, losses, liabilities and demands whatsoever in law or equity (all of the foregoing, collectively, “Claims”) whatsoever and of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, liquidated or unliquidated, contingent or certain, and whether arising at law or in equity, under the common law, state law, federal law or any other law or otherwise, that Lukes ever had, may now have or hereafter can, shall or may have against the Company or any of the other Released Parties, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release.

3. The release set forth in Section 2 above shall extend and apply, without limitation, to any and all Claims in connection with Lukes ‘s employment or the termination thereof, including, without limitation, wrongful termination, breach of express or implied contract or unpaid wages or pursuant to any federal, state or local employment laws, regulations or executive orders prohibiting, inter alia, discrimination on the basis of age, race, sex, national origin, religion, handicap and/or disability, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Family and Medical Leave Act, the New York and Federal Constitutions, the New York Human Rights Law, the New York Retaliatory Action By Employers Law, the New York Civil Rights Law, the New York Wage-Hour Law, the New York Workers’ Compensation Law, the New York Wage Payment Law, and the New York City Human Rights Law; and any and all other federal, state and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring or retention, assault, battery, detrimental reliance or any other offense.

4. Lukes’ release provided in Sections 2 and 3 above does not extend or apply to any Claims with respect to the following (“Excluded Claims”): (a) the Company’s obligations to pay the Termination Payments or to pay or provide the Termination Benefits, (b) the Company’s obligations under that certain Indemnification Agreement, dated as of [            ], by and between the Company and Lukes, (c) Lukes’ entitlement to be indemnified by the Company with respect to Claims relating to any action or inaction, or any conduct or misconduct, by Lukes in his capacity as the Chief Executive Officer of the Company or otherwise as a director, officer or employee of the Company (or in any similar capacity), whether pursuant to (i) the Company’s certificate of incorporation (as amended, restated or otherwise modified and in effect at the relevant time), (ii) the Company’s by-laws (as amended, restated or otherwise modified and in effect at the relevant time), (iii) any resolution duly adopted by the Company’s Board of Directors or shareholders and in effect at the relevant time, (iv) the Maryland General Corporation Law and/or (v) any other applicable law, rule or regulation or court order or judgment or any other agreement in effect at the relevant time or (d) any other rights or claims that may arise after the date of this Release. For avoidance of doubt, nothing contained herein shall be deemed a waiver or release by Lukes with respect to any protections or other rights to which he may be entitled under any D&O or other insurance policy.

5. Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Lukes’ waiver of rights under the Age Discrimination in Employment Act, Lukes has had a period of at least twenty-one (21) days within which to consider whether to execute this Release. Also pursuant to the OWBPA, Lukes may revoke the Release within seven (7) days of its execution. It is specifically understood that this Release shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Release will not be paid until the later of (a) expiration of the seven-day revocation period or (b) the date provided for in the Employment Agreement.

6. Lukes acknowledges that, pursuant to the OWBPA, the Company has advised Lukes, in writing, to consult with an attorney before executing this Release.

7. Lukes covenants and agrees that he will not bring, initiate, enter into, maintain or participate in any suit, arbitration or other administrative or judicial proceeding, by means of a direct claim, cross claim, counterclaim, setoff or otherwise, against any Released Party based or premised on any of the Claims released above.

8. Lukes acknowledges that the Company will not pay or be obligated to pay, and Lukes shall not be entitled to, any consideration other than as expressly provided for by this Release or the Employment Agreement or with respect to Excluded Claims.

9. Lukes fully understands that if any fact or circumstance with respect to which this Release is executed is found hereafter to be different from the facts or circumstances Lukes now believes to be true, he expressly accepts and assumes the risk of such possible difference in fact or circumstance and agrees that this Release shall be effective notwithstanding such difference in fact or circumstance.

10. This Release does not constitute an admission by the Company or any other Released Party of a violation of any law, order, regulation or enactment or of wrongdoing of any kind.

11. All matters relating to the interpretation, construction, validity and enforcement of this Release shall be governed by and construed in accordance with the laws of the State of New York, both substantive and remedial. Any dispute under or with respect to this Release may be heard before any State or Federal court of competent jurisdiction situated in Manhattan, New York, and any such court shall have non-exclusive jurisdiction over and with respect to any such dispute. Lukes consents and submits to the jurisdiction, including, without limitation, personal jurisdiction, of each such court and the forum and venue of each such court. Lukes hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.

12. The failure of any provision of this Release shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Release shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision. In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect.

13. This Release represents the entire understanding and agreement of Lukes and the Released Parties with respect to the subject matter hereof, and there are no promises, agreements, conditions, undertakings, warranties or representations, whether written or oral, express or implied, by or among Lukes and the Released Parties with respect to such subject matter other than as set forth herein. This Release cannot be amended, supplemented or modified except by an instrument in writing signed by Lukes and the Company, and no waiver of this Release or any provision hereof shall be effective except to the extent such waiver is in writing, specifies that the purpose thereof is to waive this Release or a provision hereof and is executed and delivered by the party to be charged therewith.

14. This Release shall be binding upon and be enforceable against Lukes and his heirs, executors, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by each of the Released Parties and his, her or its heirs, executors, administrators, legal representatives, successors and assigns.

15. LUKES REPRESENTS AND CONFIRMS THAT HE HAS CAREFULLY READ THIS RELEASE, THAT THIS RELEASE HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE THIS RELEASE REVIEWED BY AN ATTORNEY, THAT HE FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THIS RELEASE, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE ARE THOSE STATED IN THIS RELEASE AND THAT LUKES IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES OF ALL CLAIMS DESCRIBED HEREIN.

Lukes has executed and delivered this Release as of the date set forth below and this Release is and shall be effective, subject to expiration of the seven-day revocation period referred to in Section 5 above.

Dated: ____________________, 20__

DAVID LUKES

B-4